UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2022

Patriot National Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Connecticut (State or other jurisdiction of incorporation)	000-29599 (Commission File Number)	06-1559137 (IRS Employer Identification No.)

900 Bedford Street, Stamford, CT (Address of principal executive offices)		06901 (Zip Code)

Registrant’s telephone number, including area code (203) 252-5900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PNBK	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As Patriot National Bancorp, Inc., a Connecticut corporation (“PNBK”), previously reported in its Current Report on Form 8-K filed on November 16, 2021, PNBK entered into an Agreement and Plan of Merger, dated as of November 14, 2021 (the “Merger Agreement”), with American Challenger Development Corp., a Delaware corporation (“American Challenger”), and Next Special, Inc., a Delaware corporation and wholly owned subsidiary of PNBK. Substantially concurrently with the closing of the merger, PNBK intends to close a capital raise of at least $875 million (the “Capital Raise”). One of the closing conditions to each of the investment agreements entered into in connection with the Capital Raise is that PNBK must consummate the acquisition of a commercial loan portfolio with an aggregate unpaid principal balance of at least $650 million. In furtherance of satisfying this condition, American Challenger and PNBK, as applicable, have entered into the loan portfolio transaction documents and an amendment to the Merger Agreement as described below.

On January 28, 2022, PNBK entered into Amendment No. 1 (“Amendment No. 1”) to the Merger Agreement in order to address certain matters related to the Commercial Loan Portfolio Acquisition (as defined below).  Capitalized terms contained herein but not defined shall have the meanings ascribed to such terms in the Merger Agreement, as amended by Amendment No. 1.

The parties entered into Amendment No. 1 to the Merger Agreement in furtherance of American Challenger’s obligations under the Loan Purchase Agreement (the “LPA” and together with related transaction documents, “Loan Portfolio Transaction Documents”) that American Challenger entered into with a financial services firm and certain of its affiliates (“Sellers”) on January 28, 2022. Under the Loan Portfolio Transaction Documents, American Challenger agreed to acquire a commercial loan portfolio, with at least $650 million in unpaid principal balance (the “Commercial Loan Portfolio Acquisition”), from Sellers. American Challenger will acquire such portfolio for (i) an approximate aggregate purchase price of $650 million in cash (the “Loan Portfolio Purchase Price”); (ii) a structuring and advisory fee equal to the sum of the outstanding principal balance of all commercial loans being acquired under the LPA, as of the business day prior to the closing date of the Commercial Loan Portfolio Acquisition multiplied by 1.0%, which is anticipated to equal approximately $6.5 million (the “Structuring and Advisory Fee”); and (iii) a reimbursement fee for cash incentive compensation to be paid by Sellers to certain specified employees (the “Specified Employees”) in connection with the Commercial Loan Portfolio Acquisition on or prior to February 28, 2022; provided, that the aggregate of such cash incentive compensation shall not exceed $7.8 million (such amount, as may be mutually agreed upon by Sellers and American Challenger, the “Cash Compensation Reimbursement Amount”). In addition, pursuant to the Loan Portfolio Transaction Documents, American Challenger agreed to: (1) offer in writing to the Specified Employees deferred compensation, payable in the same amounts and on the same deferral schedule as any deferred compensation previously payable by the Sellers to such Specified Employees but forfeited by such Specified Employees in connection with the Commercial Loan Portfolio Acquisition, in an aggregate amount not to exceed $4.7 million (such amounts, the “Deferred Compensation”) and (2) on or prior to the closing of the Commercial Loan Portfolio Acquisition, pay the Sellers an amount equal to the aggregate Deferred Compensation excluded by American Challenger from any written offer to a Specified Employee (such amounts, together with the Structuring and Advisory Fee and the Cash Compensation Reimbursement Amount, the “Additional Payment Amount”).

Under Amendment No. 1 to the Merger Agreement, PNBK agreed that immediately following (a) the effective time of the Merger, (b) the consummation of the Capital Raise, and (c) the time that all conditions precedent related to the consummation of the Commercial Loan Portfolio Acquisition, as set forth in the Loan Portfolio Transaction Documents, shall have been satisfied or waived, that it will pay to Sellers: (i) the Loan Portfolio Purchase Price using cash proceeds received in the Capital Raise and (ii) the Additional Payment Amount either in cash, using cash proceeds received in the Capital Raise, or by issuing to Sellers warrants for the purchase of Patriot non-voting common stock, with one share of Patriot non-voting common stock for every $17.69 of the Additional Payment Amount being allocated to the warrants issuable to Sellers, and any fractional share rounded up to the nearest whole number, provided that (A) under no circumstance shall the aggregate amount of shares underlying any warrants to Sellers for purposes of the (1) Structuring and Advisory Fee total more than 425,000 shares of Patriot non-voting common stock, (2) the Cash Compensation Reimbursement Amount total more than 441,000 shares of Patriot non-voting common stock and (3) the amounts paid in respect of the Deferred Compensation total more than 266,000 shares of Patriot non-voting common stock. Any warrants issued to Sellers will have substantially the same terms and conditions as the Warrants to be issued by Patriot in connection with the Capital Raise. In addition, to the extent that any Specified Employee does not accept employment with American Challenger, following the closing of the Merger, PNBK agreed to pay the monthly Administration Fee to Sellers as described below.

If any Specified Employee does not accept employment with American Challenger, then pursuant to the Loan Portfolio Transaction Documents, American Challenger agreed to pay Sellers, in cash, a monthly fee (the “Administration Fee”) beginning on the first business day of the first month following the closing date of the Commercial Loan Portfolio Acquisition and ending on the first business day of the eighteenth month thereafter. The monthly Administration Fee will equal, for each Specified Employee who does not accept employment with American Challenger, the total annual Deferred Compensation offered to such Specified Employee by American Challenger (which will not be lower than the total Deferred Compensation owed to such Specified Employee by Sellers as of the date of the LPA) divided by eighteen. The monthly Administration Fee will compensate Sellers for services provided by each Specified Employee who does not accept employment with American Challenger to administer the commercial loans sold to American Challenger.

The foregoing description of Amendment No. 1 to the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such Amendment No. 1, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K and the exhibit filed herewith include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and future performance of PNBK and American Challenger. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “targets,” “designed,” "could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on PNBK’s and American Challenger’s current expectations and assumptions regarding PNBK’s and American Challenger’s businesses, the economy, and other future conditions.

Because forward-looking statements relate to future results and occurrences, they are subject to inherent risks, uncertainties, changes in circumstances and other factors that are difficult to predict. Many possible events or factors could affect PNBK’s and/or American Challenger’s future financial results and performance and could cause the actual results, performance or achievements of PNBK and American Challenger to differ materially from any anticipated results expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, (1) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the Merger Agreement, as amended, between PNBK and American Challenger, or the Investment Agreements between PNBK and the investors in the Capital Raise, (2) the failure to obtain the necessary approvals of PNBK’s shareholders, (3) the outcome of any legal proceedings that may be instituted against PNBK and/or American Challenger, (4) the failure to obtain required governmental approvals or a delay in obtaining such approvals (5) the failure of any of the closing conditions in the Merger Agreement, as amended, Investment Agreements related to the Capital Raise, or Loan Portfolio Transaction Documents to be satisfied on a timely basis or at all, (6) delays in closing the proposed Merger or Capital Raise, (7) the possibility that the proposed Merger and Capital Raise may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (8) the dilution caused by PNBK’s issuance of additional shares of its capital stock in connection with the proposed transactions, and (9) the impact of the ongoing global COVID-19 pandemic on PNBK’s and/or American Challenger’s businesses, the ability to complete the proposed transactions and/or any of the other foregoing risks.

Except to the extent required by applicable law or regulation, each of PNBK and American Challenger disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included in this communication to reflect future events or developments. Further information regarding PNBK which could affect the forward-looking statements contained herein can be found in PNBK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, its subsequent Quarterly Reports on Form 10-Q, and its other filings with the SEC and in the proxy statement related to the proposed transactions.

Additional Information and Where to Find It

In connection with the proposed Merger and Capital Raise, PNBK will file a proxy statement and other relevant documents with the SEC. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement (when available) and other documents filed by PNBK at the SEC's Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from the PNBK by directing such request to PNBK at 900 Bedford Street, Stamford, CT, 06901, Attention: Michael Carrazza, telephone: (203) 251-8230.

Participants in the Solicitation

PNBK and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the Merger and Capital Raise. A list of the names of such directors and executive officers and information concerning such participants’ ownership of PNBK common stock is set forth in PNBK’s information statements and Annual Reports on Form 10-K, previously filed with the SEC. Additional information about the interests of those participants may be obtained from reading the proxy statement relating to the Merger and Capital Raise when it becomes available, or by directing a request to PNBK at 900 Bedford Street, Stamford, CT, 06901, Attention: Michael Carrazza, telephone: (203) 251-8230.

American Challenger and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from PNBK’s shareholders in connection with the Merger and Capital Raise. A list of the names of such directors and executive officers and information regarding their interests in the Merger will be contained in the proxy statement when available.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

2.1	Amendment No. 1 to the Merger Agreement, dated as of January 28, 2022, by and among Patriot National Bancorp, Inc., Next Special, Inc., and American Challenger Development Corp.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PATRIOT NATIONAL BANCORP, INC.

Date: February 3, 2022	By:	/s/ Joseph D. Perillo
Joseph D. Perillo
Executive Vice President and Chief Financial Officer